UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 17, 2025
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Teladoc Health, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-37477 (Commission File Number)	04-3705970 (I.R.S. Employer Identification No.)
155 E 44th Street Floor 17 New York, NY 10017
(Address of principal executive offices and zip code)
(203) 635-2002
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	TDOC	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On July 17, 2025 (the “Effective Date”), Teladoc Health, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), issuing bank and swingline lender, and the lenders party thereto. The Credit Agreement provides for a five-year, $300 million senior secured revolving credit facility (the “Revolving Credit Facility”).

The Company entered into the Revolving Credit Facility to preserve and enhance its financial and operational flexibility, and it does not currently anticipate borrowing any amounts under the Revolving Credit Facility. The Company’s capital allocation priorities remain unchanged and include: (i) maintaining a strong balance sheet and an appropriate net leverage profile; (ii) investing in the business to support its strategy through both organic and inorganic initiatives; and (iii) evaluating share repurchases as a potential use of excess cash.

Interest rates under the Revolving Credit Facility are variable and are equal to the euro interbank offered rate, the Sterling Overnight Index Average Reference Rate, the Secured Overnight Financing Rate (“Adjusted Term SOFR”) or the Canadian Overnight Repo Rate Average, in each case, plus a margin of 2.75% to 3.25% per annum based on the Company’s secured net leverage ratio, or, at the Company’s option, at a base reference rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest last quoted by the Administrative Agent as its “base rate” and (c) the one-month Adjusted Term SOFR plus 1.00%, plus a margin of 1.75% to 2.25% per annum based on the Company’s secured net leverage ratio.

The Company will pay customary agency fees and a commitment fee based on the daily unused portion of the Revolving Credit Facility at a rate of 0.50% per annum. The Revolving Credit Facility is not subject to amortization and will mature on the fifth anniversary of the Effective Date.

The Company’s obligations under the Credit Agreement are unconditionally guaranteed by all material domestic and foreign wholly-owned subsidiaries of the Company (the “Subsidiary Guarantors” and together with the Company, the “Obligors”), with customary exceptions.

On the Effective Date, each of the Obligors and the Administrative Agent entered into a pledge and security agreement, pursuant to which the Obligors granted a security interest in substantially all of their respective assets, in each case, subject to customary exceptions and exclusions.

The Credit Agreement contains customary representations and warranties, affirmative covenants, negative covenants and events of default. The Credit Agreement also contains financial covenants that are tested on the last day of each of the Company’s fiscal quarters. These financial covenants include a (x) maximum secured net leverage ratio of 3.50:1.00, subject to a 4.00:1.00 covenant holiday following certain permitted acquisitions or permitted collaborations, and (y) minimum consolidated interest coverage ratio of 3.00:1.00.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Credit Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated July 17, 2025, among Teladoc Health, Inc., JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender, and the lenders party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2025

Teladoc Health, Inc.

By:	/s/ Adam C. Vandervoort
Name:	Adam C. Vandervoort
Title:	Chief Legal Officer and Secretary